Exhibit 99.4

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to: (a) the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to equity securities (or securities convertible into or exchangeable for equity securities) in CONE Midstream Partners LP, beneficially owned by each of them, as applicable and (b) the inclusion of this Joint Filing Agreement as an exhibit thereto.

Date: January 12, 2015

NOBLE ENERGY, INC.

By:	/s/ Kenneth M. Fisher
Name:	Kenneth M. Fisher
Title:	Executive Vice President and Chief Financial Officer

NOBLE MIDSTREAM SERVICES, LLC

By:	/s/ John Huser
Name:	John Huser
Title:	Vice President - Finance